Exhibit 99.1

CONTACT:	John Van Heel
Chief Executive Officer
(585) 647-6400

Robert Gross
Executive Chairman
(585) 647-6400

Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors: Leigh Parrish
Media: Kelly Whitten
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES THIRD QUARTER

FISCAL 2014 FINANCIAL RESULTS

~ Third Quarter Sales Increase 14% to a Record $216.7 Million ~

~ Third Quarter Net Income Increases 36% to a Record $15.3 Million;

EPS of $.47 vs $.35 Prior Year Ahead of the Company’s Estimated Range of $.41 to $.46 ~

~ Increases Estimated Fiscal 2014 EPS Range to $1.63 to $1.66 from Previous Range of $1.58 to $1.65 ~

ROCHESTER, N.Y. – January 28, 2014 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its third quarter ended December 28, 2013.

Third Quarter Results

Sales for the third quarter of fiscal 2014 increased 13.8% to a record $216.7 million as compared to $190.4 million for the third quarter of fiscal 2013. The sales increase for the third quarter was due primarily to an increase in sales from new stores and a comparable store sales increase of .3%. Comparable store sales increased approximately 2% for brakes and 1% for tires, while comparable store sales decreased approximately 1% for maintenance, front end/shocks and exhaust, and 4% for alignments.

Gross margin improved to 38.0% in the third quarter from 36.6% in the prior year due to reduced product costs and payroll control, as well as leverage of distribution and occupancy costs, which overcame a sales mix shift to the tire category primarily related to recently-acquired stores. Total operating expenses were $55.4 million, or 25.6% of sales, as compared with $50.8 million, or 26.7% of sales, for the same period of the prior year. The decrease in operating expenses as a percent of sales is due to leverage from higher overall sales and focused cost control.

Operating income for the quarter increased 43.0% to $26.9 million from $18.8 million in the third quarter of fiscal 2013. Interest expense was $3.2 million as compared to $1.5 million in the third quarter of fiscal 2013.

Net income for the third quarter increased 36.2% to a record $15.3 million from $11.3 million in the prior year period. Diluted earnings per share for the quarter increased 34.3% to $.47, and exceeded the Company’s estimated range of $.41 to $.46. This compares to diluted earnings per share of $.35 in the third quarter of fiscal 2013. Net income for the third quarter reflects an effective tax rate of 36.3% as compared with 35.4% for the prior year period.

The Company added 13 and closed two locations during the third quarter, ending the quarter with 951 stores.

John Van Heel, President and Chief Executive Officer stated, “We were able to report record sales and net income in the third quarter as we benefited from more normalized winter weather and our strong operating model. We experienced positive traffic during the quarter, with comparable store tire units up 3% for the quarter overall and up mid-single digits in November and December due to the weather trends experienced across our markets. Comparable store oil changes were also up 3% for the quarter, demonstrating that customers are continuing to service their vehicles and are performing this basic maintenance at our stores. With that said, we believe the economic environment continues to weigh on purchasing behavior and we continue to see our customers delay purchases and trade down from higher cost automotive maintenance and repair purchases. While we were hopeful that consumer spending would have been stronger, we were still able to deliver bottom line EPS results ahead of our expected range due to higher comparable store sales and improved operating margin through solid execution, expense management, and the ongoing outperformance of our recent acquisitions. Overall, we remain confident in our ability to further increase our market share and deliver strong overall sales and earnings growth, in both strong and weak markets, by leveraging our business model and pursuing our disciplined acquisition strategy.”

First Nine Month Results

For the nine-month period, sales increased 17.2% to $628.2 million from $536.1 million in the same period of the prior year. Comparable store sales decreased .2%. Net income for the first nine months of fiscal 2014 increased 23.5% to $42.6 million, or $1.31 per diluted share, as compared with $34.4 million, or $1.07 per diluted share in the comparable period of fiscal 2013.

Acquisitions Update

As previously announced, in November, 2013, Monro Muffler Brake completed the acquisition of 10 tire and service stores located in Delaware, Maryland, and Kentucky. Annual sales for these 10 stores are approximately $15 million with an approximate sales mix of 55% tires and 45% service. These locations enable the Company to fill in existing markets and leverage the Company’s existing Mr. Tire and Towery’s Tire brands, in these respective markets. On a combined basis, the Company’s acquisitions completed and announced to date in fiscal 2014 represent nearly 5% of total annual sales.

Company Outlook

Based on current visibility, business and economic trends, and recent acquisitions, the Company now anticipates fiscal 2014 comparable store sales to be flat versus the prior range of down 1% to flat. The Company is also revising its estimated fiscal 2014 diluted earnings per share to a range of $1.63 to $1.66, from the prior range of $1.58 to $1.65. This compares to diluted earnings per share of $1.32 in fiscal 2013. The estimate is based on 32.6 million weighted average shares outstanding. The Company now expects its total sales for the year to be in the range of $830 million to $835 million.

For the fourth quarter of fiscal 2014, the Company anticipates comparable store sales to be in the range of flat to a 1% increase as month-to-date comparable store sales in January are slightly positive. The Company now expects diluted earnings per share for the fourth quarter to be between $.32 and $.35. This compares to $.25 diluted earnings per share for the fourth quarter of fiscal 2013.

Mr. Van Heel concluded, “Our long-term outlook for the industry and company remains positive, although we expect trends will continue to be choppy as the economic environment weighs on consumer purchasing behavior. As we continue actively managing our business through an environment in which consumers are allocating spending to essential needs, we are hopeful that the winter weather will accelerate sales into the spring season as customers turn to us for repairs and purchases that can no longer be delayed. We remain pleased with the performance of our acquisitions to date this fiscal year, and we continue to be encouraged by the opportunities we see for additional acquisitions in the near future. Looking forward, we plan to continue to leverage our strong business model and we are confident that our long-term strategic plan will enable us to continue expanding market share and deliver shareholder value regardless of the economic or operating environment.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Tuesday, January 28, 2014 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-888-427-9419 and using the required pass code 7983508. A replay will be available approximately one hour after the recording through Tuesday, February 11, 2014 and can be accessed by dialing 1-877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Info section of the Company’s website, located at www.monro.com. An archive will be available at this website through February 28, 2014.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire, Tire Warehouse, Tire Barn and Towery’s Tire and Auto Care. The Company currently operates 953 stores in 22 states and the District of Columbia. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, seasonality, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 30, 2013.

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MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal December
	2013	2012	% Change
Sales	$216,695	$190,437	13.8%
Cost of sales, including distribution and occupancy costs	134,371	120,827	11.2%

Gross profit	82,324	69,610	18.3%
Operating, selling, general and administrative expenses	55,398	50,782	9.1%

Operating income	26,926	18,828	43.0%
Interest expense, net	3,216	1,473	118.3%
Other income, net	(352)	(59)	498.8%

Income before provision for income taxes	24,062	17,414	38.2%
Provision for income taxes	8,733	6,159	41.8%

Net income	$15,329	$11,255	36.2%

Diluted earnings per share	$.47	$.35	34.3%

Weighted average number of diluted shares outstanding	32,633	32,240
Number of stores open (at end of quarter)	951	918

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Nine Months Ended Fiscal December
	2013	2012	% Change
Sales	$628,188	$536,088	17.2%
Cost of sales, including distribution and occupancy costs	385,238	328,515	17.3%

Gross profit	242,950	207,573	17.0%
Operating, selling, general and administrative expenses	169,005	149,331	13.2%

Operating income	73,945	58,242	27.0%
Interest expense, net	7,074	4,141	70.8%
Other income, net	(583)	(250)	132.8%

Income before provision for income taxes	67,454	54,351	24.1%
Provision for income taxes	24,904	19,911	25.1%

Net income	$42,550	$34,440	23.5%

Diluted earnings per share	$1.31	$1.07	22.4%

Weighted average number of diluted shares outstanding	32,567	32,287

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	December 28,	March 30,
	2013	2013
Current Assets
Cash	$4,905	$1,463
Inventories	124,067	118,210
Other current assets	44,071	46,737

Total current assets	173,043	166,410
Property, plant and equipment, net	278,657	275,046
Other non-current assets	309,699	297,977

Total assets	$761,399	$739,433

Liabilities and Shareholders’ Equity
Current liabilities	$142,542	$138,130
Capital leases and financing obligations	80,649	86,962
Other long-term debt	112,483	127,847
Other long-term liabilities	21,316	21,452

Total liabilities	356,990	374,391
Total shareholders’ equity	404,409	365,042

Total liabilities and shareholders’ equity	$761,399	$739,433